Exhibit 10.22

PURECYCLE TECHNOLOGIES, INC.

RESTRICTED STOCK AGREEMENT

WHEREAS, [________] (the “Participant”) was granted Class C Units (“Incentive Units”) of PureCycle Technologies, LLC, a Delaware limited liability company (“PureCycle LLC”) pursuant to an Incentive Unit Award Agreement by and between PureCycle LLC and the Participant (including any amendments thereto, the “Incentive Unit Agreement”), which Incentive Units are intended to be “profits interests” for U.S. tax purposes;

WHEREAS, a series of mergers and other corporate transactions (collectively, the “Transaction”) will be completed as a result of which PureCycle LLC will be wholly owned by PureCycle Technologies, Inc. (the “Company”), a publicly traded corporation on the Nasdaq Capital Stock Market, LLC;

WHEREAS, as of immediately prior to the Transaction, all or a portion of the Participant’s Incentive Units remain subject to vesting under the terms of the Incentive Unit Agreement (the “Unvested Incentive Units”); and

WHEREAS, in connection with the Transaction, the Participant’s Unvested Incentive Units will be converted into shares of common stock, par value $0.001 per share (“Common Shares”) of the Company, subject to the restrictions and the terms and conditions described herein.

NOW, THEREFORE, the Company and the Participant hereby agree as follows, effective on the closing of the Transaction:

1.                  Grant of Restricted Stock. Subject to and upon the terms, conditions and restrictions set forth in this Restricted Stock Agreement between the Company and the Participant (the “Agreement”), the Company hereby grants to the Participant as of the date of the closing of the Transaction (the “Date of Grant”) [________] Common Shares that are subject to a substantial risk of forfeiture and transfer restrictions as described herein (the “Restricted Shares”). The Restricted Shares are being granted as distributions on account of the Participant’s contribution of the Unvested Incentive Units in connection with the Transaction.

2.                  Restrictions on Transfer of Restricted Shares. The Restricted Shares shall not be transferable prior to Vesting (as defined below) pursuant to Section 3 hereof other than by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 2 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares.

3.                  Vesting of Restricted Shares. The Restricted Shares covered by this Agreement shall become nonforfeitable (“Vest” or similar terms) on the same proportional vesting schedule that would have applied to the related Unvested Incentive Units under Section 3 or Section 6, as applicable, of the Incentive Unit Agreement, conditioned upon the Participant’s continuous service with the Company or a subsidiary of the Company through each applicable vesting date. Any Restricted Shares that do not so Vest will be forfeited, including (except as otherwise provided in Section 6 of the Incentive Unit Agreement) if the Participant ceases to continue to provide services to the Company or a subsidiary of the Company prior to the applicable vesting date. For purposes of this Agreement, “continuous service” (or substantially similar terms) means the absence of any termination of the Participant’s employment or other service with the Company or a subsidiary of the Company. Continuous service shall not be considered terminated in the case of transfers between locations of the Company and its subsidiaries.

4.                  Section 83(b) Election. Within thirty (30) days following the Date of Grant, the Participant may make an election with the Internal Revenue Service (an “83(b) Election”) under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and, if an 83(b) Election is made, shall promptly provide a copy to the Company. The form for making this election is attached hereto as Exhibit A for reference. The Participant acknowledges that it is the Participant’s sole responsibility (and not the Company’s or any other person’s) to timely file the 83(b) Election should Participant choose to do so.

5.                  Rights as a Stockholder. The Participant shall have all the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive all dividends paid thereon; provided, however, that any additional Common Shares or other securities that the Participant may become entitled to receive pursuant to a stock dividend or other distribution shall be subject to the same restrictions as the Restricted Shares covered by this Agreement.

6.                  Retention of Stock Certificates by Company. The Restricted Shares will be issued either (a) in certificate form or (b) in book entry form, registered in the name of the Participant, with legends or notations as applicable, referring to the terms, conditions, and restrictions set forth in this Agreement. Certificates representing the Restricted Shares, if any, will be held in custody by the Company together with a stock power endorsed in blank by the Participant with respect thereto, until those Restricted Shares have Vested in accordance with Section 3.

7.                  Adjustments. The Company shall make such adjustments to the number of Restricted Shares subject to this Agreement, and the other terms and conditions of the grant evidenced by this Agreement, as the Company, in its sole discretion, determines, in good faith, is equitably required to prevent dilution or enlargement of the rights of the Participant that otherwise would result from any dividend, stock split, change in capital structure, merger, consolidation, spin-off, liquidation, distribution of assets or other corporate transaction or event having a similar effect to any of the foregoing. Moreover, in the event of any such transaction or event, the Company may provide in substitution for any or all outstanding Restricted Shares such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all such Restricted Shares so replaced.

8.                  Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the Restricted Shares, or any other payment to the Participant or under this Agreement, and the amounts available to the Company for such withholding are insufficient, the Participant shall pay such taxes or make arrangements satisfactory to the Company for payment of such taxes.

9.                  Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10.              Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

11.              No Right to Future Grants or Employment. The grant of the Restricted Shares under this Agreement to the Participant is being made on a one-time basis and it does not constitute a commitment to make any future grants. Nothing contained in this Agreement shall confer upon the Participant any right to be employed or remain employed by the Company or any of its subsidiaries, nor limit or affect in any manner the right of the Company or any of its subsidiaries to terminate the employment or adjust the compensation of the Participant.

12.              Relation to Other Benefits. The grant of the Restricted Shares and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Any economic or other benefit to the Participant under this Agreement shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its subsidiaries.

13.              Amendments. This Agreement may be amended by the Company at any time and from time to time; provided, however, that (a) no such amendment shall adversely affect the rights of the Participant under this Agreement without the Participant’s written consent, and (b) the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Securities Exchange Act of 1934, as amended.

14.              Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.              Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Restricted Shares by electronic means. The Participant hereby consents to receive such documents by electronic delivery.

16.              Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

17.              Successors and Assigns. Without limiting Section 2 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant and the successors and assigns of the Company.

18.              Acknowledgement and Release. The Participant acknowledges that the Participant (a) has had an opportunity to review the terms of this Agreement, (b) understands the terms and conditions of this Agreement and (c) agrees to such terms and conditions. Further, the Participant (i) acknowledges that this Agreement, the Restricted Shares granted hereunder, and the right to earnout shares pursuant to the merger agreement for the Transaction fully satisfy all rights the Participant previously held with respect to the Unvested Incentive Units pursuant to the Incentive Unit Agreement; (ii) agrees that notwithstanding any provisions herein or in the Incentive Unit Agreement or otherwise, the Company and PureCycle LLC do not guarantee the tax treatment of the Incentive Units or the tax treatment of the Restricted Shares exchanged therefore; (iii) agrees that the Incentive Unit Agreement will terminate upon the closing of the Transaction; and (iv) hereby releases the Company, PureCycle LLC and each of their subsidiaries, affiliates, successors or assigns and each partner, officer, director, manager, equityholder, and employee of each of them, from any claim, liability or obligation arising out of or relating to any rights the Participant had with respect to the Unvested Incentive Units or regarding the tax treatment of the Incentive Units or the Restricted Shares. Finally, Participant acknowledges that the Restricted Shares may be the subject of a market stand-off, lock-up or similar agreement entered into between the Company and the Participant in connection with the Transaction, and the Participant hereby agrees to abide by the terms of (or execute, to the extent the Participant has not already done so) any such agreement.

19.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

PURECYCLE TECHNOLOGIES, INC.

By:
Name:
Title:

Participant Acknowledgment and Acceptance

Print Name:

Date:

Exhibit A

Election Under Section 83(b) of the Internal Revenue Code

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code, to include in taxpayer’s gross income for the current taxable year, the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1.	The name, address, and taxpayer identification number of the undersigned are as follows:

Name: __________________________

Address: _                                _______

Social Security Number or Taxpayer ID: ________________

2.	The property with respect to which the election is made is _________ shares of common stock (the “Restricted Shares”) of PureCycle Technologies, Inc., a Delaware corporation (the “Company”) granted pursuant to the Restricted Stock Agreement between the Company and the undersigned (the “Award Agreement”).

3.	Date on which the property was transferred: _____________.

4.	Taxable year for which the election is being made: _________.

5.	The property is subject to the following restrictions: The Restricted Shares are subject to forfeiture, and shall become vested and nonforfeitable based on the undersigned’s continued service over time as described in the Award Agreement. In addition, the Restricted Shares are subject to transfer and other restrictions set forth in such Award Agreement.

6.	The fair market value of the property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Section 1.83-3(h) of the Income Tax Regulations) is $_____ per share x ________ Restricted Shares, for an aggregate value of $___________.

7.	The amount paid for such Restricted Shares consisted of property with a fair market value equal to the fair market value of such Restricted Shares at the time of transfer.

8.	The amount to include in gross income is $0.

A copy of this statement was furnished to the Company, to whom the taxpayer rendered the service underlying the transfer of property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner of the Internal Revenue Service.

Date: _____________________________

Taxpayer’s Signature: _____________________________

Taxpayer’s Name (Printed): _____________________________